United States securities and exchange commission logo





                    September 6, 2022

       Guolin Tao
       Chief Executive Officer
       Entrepreneur Universe Bright Group
       Suite 907, Saigo City Plaza Building 2
       No. 170, Weiyang Road
       Xi'an, China

                                                        Re: Entrepreneur
Universe Bright Group
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 30, 2021
                                                            File No. 000-56305

       Dear Mr. Tao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Charles Law